Exhibit 99.8

Execution Version

JOINT BIDDING AGREEMENT

THIS JOINT BIDDING AGREEMENT (the “Agreement”) is entered into and effective as of August 4, 2022 by and among:

(1)            Each of the entities set forth on Schedule 2 (collectively, “FF”);

(2)            Deep Water Holdings, LLC (“Deep Water”), The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, and The Kevin Lee Washington 2014 Trust (on behalf of each entity and each as a signatory hereto, collectively “Washington Family Holdings”);

(3)            Ocean Network Express Pte. Ltd. (“ONE”); and

(4)            David L. Sokol (“DS”)

(together, the “Investors”).

RECITALS

(A)	The Investors wish to form a consortium (the “Consortium”) for the purposes of evaluating and potentially implementing a transaction which would result in an entity established by the Consortium (“Bidco”) acquiring Atlas Corp. (the “Company” and, together with its subsidiaries, the “Target” and such transaction, the “Proposed Transaction”).

(B)	The Investors wish to agree upon certain terms and conditions that will govern the actions of the Investors and the treatment of certain fees, expenses and obligations incurred by the Investors in connection with their evaluation of one or more of their Affiliates participating in, negotiating and/or consummating the Proposed Transaction through Bidco or another Holding Vehicle. The Investors agree to work together on an exclusive basis (as set out in Section 4 of this Agreement) to pursue the Proposed Transaction under the terms of this Agreement.

(C)	ONE has, on the date hereof, executed an equity financing commitment letter in favor of Bidco (as amended or modified from time to time in compliance with this Agreement, the “ONE ECL”) in which ONE has agreed, subject to the terms and conditions set forth therein, to fund an equity contribution to Bidco as a subscription for common shares in Bidco (“Bidco Common Shares”) in an amount as set forth therein and subject to adjustment as set forth therein and in Section 2.4 herein (the “ONE Commitment”).

(D)	Deep Water has, on the date hereof, executed an equity financing commitment letter in favor of Bidco (as amended or modified from time to time in compliance with this Agreement, the “Washington Family Holdings ECL”) in which Washington Family Holdings has agreed, subject to the terms and conditions set forth therein, to fund an equity contribution to Bidco as a subscription for Bidco Common Shares in an amount as set forth therein and subject to adjustment as set forth therein and in Section 2.4 herein (the “Washington Family Holdings Commitment”).

(E)	DS has, on the date hereof, executed an equity financing commitment letter in favor of Bidco (as amended or modified from time to time in compliance with this Agreement, the “DS ECL”) in which DS has agreed, subject to the terms and conditions set forth therein, to fund an equity contribution to Bidco as a subscription for Bidco Common Shares in an amount as set forth therein and subject to adjustment as set forth therein and in Section 2.4 herein (the “DS Commitment”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS AND OTHER INTERPRETATIONAL MATTERS

1.1	In this Agreement, the following terms shall have the following meanings:

“Adverse Regulatory Condition” has the meaning given in Section 5;

“Affiliate” with respect to a person, means any other person, whether now in existence or hereafter created, directly or indirectly Controlling, Controlled by or under common Control with such person;

“Agreement” has the meaning given in the Preamble;

“Alternative Acquisition Agreement” has the meaning given in Section 10.3;

“Alternative Holdback Shares” has the meaning given in Section 2.2;

“Alternative Proposal” has the meaning given in Section 4.1(b);

“APR Agreement” has the meaning given in Section 2.2;

“Bidco” has the meaning given in the Recitals;

“Bidco Common Shares” has the meaning given in the Recitals;

“Breaching Party” has the meaning given in Section 10.2;

“Breaching Party Payments” has the meaning given in Section 10.2;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in New York, New York, Singapore and London, United Kingdom are open for ordinary banking business;

“Change of Recommendation” has the meaning given in Section 10.3;

“Closing” means the closing of the Proposed Transaction;

“Closing Conditions” has the meaning given in Section 2.1;

“Confidential Information” has the meaning given in Section 7.1;

“Company” has the meaning given in the Recitals;

“Company Board” has the meaning given in Section 10.3;

“Company Common Shares” means the common shares of the Company;

“Consortium” has the meaning given in the Recitals;

“Consortium Advisors” has the meaning given in Section 3.2;

“Consortium Expenses” has the meaning given in Section 3.2;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controls” shall have correlative meanings;

“Deep Water” has the meaning given in the Preamble;

“Definitive Transaction Documents” has the meaning given in Section 9.4(c);

“Draft Merger Agreement” has the meaning given in Section 10.6;

“DS” has the meaning given in the Recitals;

“DS Commitment” has the meaning given in the Recitals;

“DS ECL” has the meaning given in the Recitals;

“ECL” means the ONE ECL, the Washington Family Holdings ECL and/or the DS ECL;

“FF” has the meaning given in the Preamble;

“FF Warrants” has the meaning given in Section 2.2;

“Holding Vehicles” means one or more newly incorporated special purpose vehicles or entities incorporated by the Consortium to effect the acquisition of the Target pursuant to the Proposed Transaction, including Bidco;

“Investors” has the meaning given in the Preamble; provided that, for purposes of any approval or voting rights under this Agreement, including with respect to the enforcement of ECLs, “Investor” shall not include any party that is in material breach of its obligations under this Agreement or its ECL so long as (1) written notice of such breach (containing specific details of such breach) has been delivered to such Investor in accordance with Section 13.13, and (2) such breach can be cured and has not been reasonably cured within 48 hours of delivery of the foregoing notice;

“Investor Expenses” has the meaning given in Section 3.1;

“Joint Bid” has the meaning given in Section 9.1;

“Majority Investors” means collectively FF, Washington Family Holdings and ONE;

“Merger Agreement” means a definitive written agreement entered into between Bidco (and/or an Affiliate thereof) and the Target in connection with the Proposed Transaction;

“ONE” has the meaning given in the Preamble;

“ONE Commitment” has the meaning given in the Recitals;

“ONE ECL” has the meaning given in the Recitals;

“Outside Date” has the meaning given in Section 12.1(b);

“Proposed Transaction” has the meaning given in the Recitals;

“Regulatory Laws” has the meaning given in Section 5;

“Relevant Percentage” shall mean, with respect to each Investor, a percentage, with (x) the numerator equal to the amount of cash to be paid by such Investor for purposes of funding the payments to the holders of Company Common Shares and other equity securities of the Company under the Merger Agreement in accordance with such Investor’s ECL, as applicable, plus the cash value of such Investor’s Rollover Equity (based on the price per Company Common Share payable pursuant to the Merger Agreement), if applicable, and (y) the denominator equal to the aggregate amount of cash to be paid for purposes of funding the payments to the holders of Company Common Shares and other equity securities of the Company under the Merger Agreement pursuant to all ECLs plus the cash value of all Rollover Equity (based on the price per Company Common Share payable pursuant to the Merger Agreement), as may be adjusted from time to time (if necessary) in accordance with the provisions of this Agreement; provided, that in the event Relevant Percentage is required to be calculated prior to such time as such amounts are calculable by reference to the Merger Agreement, the Relevant Percentages shall be estimated in good faith based on the price per Company Common Share specified in the most recent offer presented to the Company by the Consortium;

“Representative” has the meaning given in Section 4.2;

“Revised Proposal” has the meaning given in Section 10.4;

“Rollover Agreements” has the meaning given in Section 2.2;

“Rollover Equity” has the meaning given in Section 2.2;

“RTF” has the meaning given in Section 10.2;

“Special Committee” has the meaning given in Section 10.3;

“Stockholder Agreement Documents” has the meaning given in Section 10.1;

“Surviving Provisions” means Section 3 (Advisors); Section 7 (Confidentiality); Section 10.2 (RTF); Section 10.6 (Termination Fee); Section 11 (Limitation of Liability); Section 12.2 (Termination Date); and Section 13 (Other Terms), and in each case Section 1 to the extent applicable to such other Sections;

“Target” has the meaning given in the Recitals;

“Target Expenses” has the meaning given in Section 3.2;

“Termination Date” has the meaning given in Section 12.1;

“Total Commitment” means the sum of the ONE Commitment, the Washington Family Holdings Commitment and the DS Commitment;

“Transaction Structure” has the meaning given in Section 9.3;

“Washington Family Holdings” has the meaning given in the Preamble;

“Washington Family Holdings Commitment” has the meaning given in Section 2.1; and

“Washington Family Holdings ECL” has the meaning given in Section 2.1.

1.2	Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neutral genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.

1.3	When used herein:

(a)	the word “or” is not exclusive unless the context clearly requires otherwise;

(b)	the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)	the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(d)	all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

1.4	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

1.5	Any references to any consent required by FF as an Investor, Majority Investor or otherwise in this Agreement or any ECL shall require the consent only of Hamblin Watsa Investment Counsel Ltd., in its capacity as investment manager and/or authorized power of attorney in respect of the Covered Shares (as defined below) held by the entities listed on Schedule 2 hereto.

2.	EQUITY AND ROLLOVER COMMITMENTS

2.1	Each of ONE, Deep Water and DS hereby affirms and agrees that it is bound by the provisions set forth in its respective ECL. Each Investor hereby affirms and agrees that Bidco, acting at the direction of any Investor, shall be entitled to enforce the provisions of the ECLs in accordance with this Agreement and the terms thereof, as the case may be, but only if either (a) the Majority Investors have unanimously determined that all conditions to the Closing set forth in the Merger Agreement (the “Closing Conditions”) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied at the Closing) or have unanimously determined to waive all unsatisfied Closing Conditions and shall have obtained any necessary governmental or regulatory approvals for the consummation of the Proposed Transactions (other than regulatory approvals which, if not obtained. would not adversely affect the ability of the Investors and the Company to consummate the Proposed Transaction) and without the imposition of any Adverse Regulatory Condition (as defined below), on a Majority Investor, in each case, as reasonably determined in good faith by such Majority Investor; provided, however, that any Investor’s obligations under its respective ECL can only be waived by the Majority Investors other than the Majority Investor to which such ECL relates, if applicable, or (b) the Company is permitted to cause Bidco or an Affiliate thereof to enforce the provisions of the ECLs under the specific circumstances and as specifically set forth therein and in the Merger Agreement and does in fact so cause Bidco or an Affiliate thereof to enforce such provisions. Bidco or an Affiliate thereof shall not attempt to enforce any ECL until the conditions set forth in this Section 2.1 have been satisfied. Subject to the foregoing provisions of this Section 2.1, Bidco shall have no right to enforce any ECL unless directed to do so by any Investor in accordance with this Section 2.1.

2.2	Each of FF, Washington Family Holdings and DS hereby affirms and agrees that he or it shall enter into customary rollover agreements with Bidco and its Affiliates, in form and substance reasonably satisfactory to such Investor, ONE and the other Investors and to be agreed at the earlier of (x) 30 days from the date hereof and (y) entry into the Merger Agreement (the “Rollover Agreements”) (and that each Investor shall be a third party beneficiary thereof to cause Bidco or an Affiliate thereof to enforce the provisions thereof upon the satisfaction or waiver of the Closing Conditions) simultaneously with the execution and delivery of the Merger Agreement, pursuant to which each of FF, Washington Family Holdings and DS will agree that its Company Common Shares set forth on Schedule 1 (which in the case of FF shall include the 6,000,000 Company Common Shares to be issued upon exercise of the warrants held by FF (the “FF Warrants”)) (the “Rollover Equity”) shall not be exchanged in the Proposed Transaction for the consideration set forth in the Merger Agreement, but instead shall be contributed to, converted into or exchanged for Bidco Common Shares as set forth in Section 2.3, subject to the provisions of Section 2.4. Each of FF, Washington Family Holdings and DS hereby represent and warrant (in the case of FF, as indicated on Fairfax Financial Holdings Limited’s Schedule 13D on file with the Securities Exchange Commission, as amended through the date hereof and the Company’s most recent Form 20-F) to ONE and each other that (i) he or it owns and holds good and valid title to all of the Rollover Equity set forth opposite his or its name on Schedule 1, free and clear of any liens or other restrictions on title that would prevent it from entering into this Agreement or its Rollover Agreement and consummating the Proposed Transactions, (ii) he or it has sole voting power, power of disposition, and power to issue instructions with respect to the Rollover Equity set forth opposite his or its name on Schedule 1 and power to agree to all of the matters applicable to such Investor set forth in this Agreement and its Rollover Agreement, in each case, over all of the Rollover Equity set forth opposite his or its name on Schedule 1, and (iii) he or it owns no other securities (including debt securities) of the Target or any of its subsidiaries or securities that are convertible, exercisable or exchangeable for such securities other than the Rollover Equity (other than, in the case of FF, Target’s Series J Preferred Shares). FF hereby represents and warrants that it is not entitled to any further Holdback Shares (as defined in that certain Acquisition Agreement (the “APR Agreement”), dated November 20, 2019, by and among the sellers party thereto, Apple Bidco Limited, Seaspan Corporation, the Company and Fairfax Financial Holdings Limited, as the seller representative, as amended) other than the 493,076 Holdback Shares currently reserved for issuance, but not yet issued, relating to the Unit Unavailability Indemnity Reserved Shares (as that term is defined in the APR Agreement). As part of the Definitive Transaction Documents, the Investors will agree upon a mechanism pursuant to which the Company’s obligation to issue Holdback Shares following the Merger will instead be satisfied, to the extent issuable pursuant to the APR Agreement, by the issuance by Bidco of the number of Bidco Common Shares that such Holdback Shares would have converted into or been exchanged for had they been “Rollover Equity” at the Closing (“Alternative Holdback Shares”) in lieu of the Holdback Shares. Prior to the Closing, FF will exercise all of the FF Warrants.

2.3	Each Investor agrees to vote, if applicable, all of its direct and indirect equity interests in Bidco, including Bidco Common Shares, to cause Bidco to (i) create the Bidco Common Shares (if not already created) and to cause that to be the sole class of outstanding equity of Bidco at the Closing and (ii) issue and sell or exchange (as the case may be) such Bidco Common Shares to the Investors in accordance with the Merger Agreement, the ECLs, the Rollover Agreements and this Agreement at the same price per Bidco Common Share as paid per Company Common Share pursuant to the Merger Agreement. All such Bidco Common Shares issued by Bidco at the Closing shall be issued to the Investors (including with respect to the Rollover Equity) such that each Investor shall own its Relevant Percentage of such Bidco Common Shares at the Closing, other than any securities issued to directors, officers or employees pursuant to the Merger Agreement or in transactions contemplated by Section 9.4(j). The value per share of Rollover Equity for purposes of the exchange will be equal to the price paid per Company Common Share pursuant to the Merger Agreement. Prior to the Closing, no Investor shall transfer or assign, directly or indirectly, its equity interests in Bidco or its obligations and rights under any ECL, without the prior unanimous written consent of the Investors.

2.4	In the event that the Majority Investors unanimously determine that the aggregate equity capital necessary for Bidco and its Affiliates to effect the consummation of the Proposed Transaction contemplated by the Merger Agreement is less than the Total Commitment, the amount of such reduction shall be allocated pro rata amongst the Investors who have entered into ECLs based on the amount of cash committed in such ECLs, and each Investor’s Relevant Percentage shall be adjusted accordingly for all purposes of this Agreement.

3.	ADVISORS

3.1	Each Investor shall bear, or shall procure that one of its Affiliates bears, all costs and expenses incurred directly by that Investor in connection with the Proposed Transaction (including any advice from its advisors and counsel) (“Investor Expenses”). For the avoidance of doubt, each Investor shall be solely responsible for its Investor Expenses; provided, however, that notwithstanding the foregoing, (i) upon execution of this Agreement, all of the costs and expenses incurred or committed by DS shall be reimbursed by FF and Washington Family Holdings, and (ii) upon Closing, the costs and expenses incurred or committed by DS in furtherance of the Proposed Transaction shall be assumed and paid by the Company and all expenses theretofore reimbursed by FF and Washington Family Holdings shall be repaid to them by the Company; provided that such amounts assumed, paid and repaid pursuant to this clause (ii) by the Company to DS, FF and Washington Family Holdings shall not exceed $5 million in the aggregate.

3.2	The Consortium may appoint advisors on behalf of the Consortium or Bidco (“Consortium Advisors”), if the Majority Investors each consent to such arrangement. At the Closing, the Investors will cause the Target to pay all of the costs, fees and out-of-pocket expenses of such Consortium Advisors pursuant to the relevant engagement or retainer agreements (“Consortium Expenses”); provided that to the extent the Target does not have sufficient funds to pay the Consortium Expenses in full, then each Majority Investor shall be responsible for and pay its pro rata portion (based on its Relevant Percentage) of such unpaid Consortium Expenses with funds, which will not be funded pursuant to any Investor’s ECL. At the Closing, the Investors will cause the Target to pay all of the costs, fees and out-of-pocket expenses incurred by the Target in connection with the Proposed Transaction (“Target Expenses”); provided that to the extent the Target does not have sufficient funds to pay the Target Expenses in full, then each Majority Investor shall be responsible for and pay its pro rata portion (based on its Relevant Percentage) of such unpaid Target Expenses with funds, which will not be funded pursuant to any Investor’s ECL and no equity will be issued in connection with any payments of such Target Expenses by any Investor.

4.	EXCLUSIVITY

4.1	In consideration of the Investors committing time and expense to considering and evaluating the Proposed Transaction, each Investor undertakes that until the Termination Date (as defined in Section 12 (Termination)):

(a)	in connection with the Proposed Transaction, it will, and will ensure that each of its Representatives will, work exclusively with the Consortium and the other Investors;

(b)	other than as part of the Holding Vehicles and as contemplated by this Agreement, it will not, and will procure that none of its Representatives will, directly or indirectly, initiate, enter into, encourage or continue discussions or negotiations in respect of any transaction, or provide any information to or enter into an agreement with any third party (other than actual and prospective equity providers of the Investor in connection with their investment in the Proposed Transaction as part of the Consortium) who may be interested in making an offer, or entering into an agreement in respect of any transaction, for the acquisition of all or any of the shares or assets of the Target or any transaction designed to achieve a similar outcome (an “Alternative Proposal”);

(c)	other than as part of the Consortium and as contemplated by this Agreement, it will not, and will procure that none of its Representatives will, directly or indirectly, pursue the Proposed Transaction or any Alternative Proposal; and

(d)	it will not, and will procure that none of its Representatives will, directly or indirectly solicit, encourage or otherwise facilitate any enquiries or the making of any offer or proposal by a third party or any Investor with respect to an Alternative Proposal;

except as agreed in writing unanimously by each of the Investors.

4.2	For the purposes of this Agreement, “Representative” means any Affiliate of an Investor (other than Target) and the respective directors, officers, employees, equityholders, counsel or advisors of an Investor or of any of its Affiliates, but excluding for purposes of this Section 4 any person that serves as a director of the Company solely to the extent acting in his or her capacity as such.

5.	REGULATORY LAWS

The Investors will work together in good faith to determine the filings that are required by applicable antitrust, competition, foreign investment, fair trade, “know your customer”, anti-money laundering or anti-bribery laws or regulations or other applicable laws or regulations relating to or in connection with the transactions contemplated hereby and in the ECLs and the Rollover Agreements, as well as the acquisition of Target under the Merger Agreement (“Regulatory Laws”). Subject to appropriate confidentiality undertakings, each Investor undertakes to provide all information reasonably requested by the Majority Investors in relation to the Proposed Transaction and such Investor’s investment, including but not limited to in connection with any filings, notifications or other written materials provided under, or relating to, any Regulatory Laws. Notwithstanding the foregoing, in no event will any Majority Investor or any of its subsidiaries or Affiliates have any obligation to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, (1) the sale, transfer, divestiture, disposition, or license of any material assets, properties, products, product lines, services, businesses, or rights of such Majority Investor or any of its subsidiaries or Affiliates, or (2) implementing any changes (including through a licensing agreement), or any material restrictions on or other impairment of, such Majority Investor’s, its subsidiaries’ or Affiliates’ ability to use, own, operate or take any other actions with respect to any material assets of such Majority Investor or any of its subsidiaries or Affiliates or Bidco or the Target (each, an “Adverse Regulatory Condition”). Each Investor hereby represents, warrants and covenants to the other Investors that any information that has been or will be supplied on its behalf in connection with Regulatory Laws will be accurate and complete in all material respects (subject to redaction of confidential business information, personal information and privileged information) and will be provided promptly upon request.

6.	ACQUISITION OF TARGET SECURITIES

6.1	Unless approved in advance in writing by each of the Majority Investors or provided for pursuant to the Merger Agreement, each Investor agrees that neither it, nor any of its Affiliates and Representatives acting on its behalf, will, during the term of this Agreement, directly or indirectly:

(a)	make any proposal to the board of directors of Target or Target’s Representatives regarding, or make any public announcement, proposal or offer with respect to, or otherwise solicit, seek or offer to effect (including indirectly by means of communication with the press or media):

(i)	any business combination, amalgamation, merger, tender offer, exchange offer or similar transaction involving the Target;

(ii)	any restructuring, recapitalization, liquidation or similar transaction involving the Target; or

(iii)	any acquisition of:

(A)	loans, debt securities or equity securities of the Target (other than in the case of FF, the exercise of the FF Warrants and receipt of any Alternative Holdback Shares);

(B)	rights or options to acquire interests in loans, debt securities or equity securities of the Target; or

(C)	a material portion of the assets of the Target;

(b)	knowingly instigate, initiate, encourage or assist any third party to do, or enter into any discussions or agreements (including any non-disclosure agreement) with any third party with respect to, any of the actions set forth in Section 6.1(a) above;

(c)	take any action which would reasonably be expected to require the Target to make a public announcement regarding any of the actions set forth in Section 6.1(a) above;

(d)	otherwise act, alone or in concert with others, to seek representation on the board of directors of the Target or otherwise seek to control or substantially influence the management, board of directors or policies of the Target;

(e)	publicly request or propose any waiver, amendment or termination of this Section 6.1; or

(f)	acquire, legally or beneficially, by purchase or otherwise:

(i)	any loans, debt securities or equity securities of the Target (other than in the case of FF, the exercise of the FF Warrants and receipt of any Alternative Holdback Shares);

(ii)	any rights or options to acquire interests in loans, debt securities or equity securities of the Target; or

(iii)	a material portion of the assets of the Target.

6.2	Nothing in this Agreement shall prevent any Investor and its Affiliates from holding the securities issued by the Target, or any debt or debt securities in the Target, that they hold as at the date of this Agreement, from having a related person on the board of directors of the Target that is serving on that board as of the date of this Agreement, or from that person serving on the board performing his duties as a member of the board.

6.3	Each Investor acknowledges that applicable securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, and each Investor agrees to comply, and to cause its Representatives acting on its behalf to comply, with such prohibitions.

7.	CONFIDENTIALITY

7.1	Each Investor shall keep confidential and not disclose to any third party without the prior written consent of each of the other Investors the existence and terms of this Agreement and any other transaction documentation, the proposed terms of the Proposed Transaction, its participation in the Proposed Transaction, the fact that discussions are taking or have taken place and any information disclosed by or on behalf of an Investor in respect of its, or any of its Affiliates’, business or operations (including, without limitation, business plans, financial models or otherwise) (and any document that contains, is based on or utilizes such information) (“Confidential Information”).

7.2	Notwithstanding the above, an Investor may disclose Confidential Information:

(a)	where required by any applicable laws, rules or regulations or competent government or regulatory authorities, or requested by such government or regulatory authorities;

(b)	to its Affiliates or family members of such Affiliates or any shareholder holding more than 30% of the equity interests in such Investor (directly or indirectly);

(c)	to any provider of equity finance to it (including any current or prospective limited partners or underlying investor in any fund or entity managed or advised by it or its Affiliates);

(d)	in a press release approved by each of the Investors; and

(e)	to the employees, consultants, professional advisors, and lenders of it or any person in clauses (a) to (c),

in each case, on a need-to-know basis for the purpose of the Proposed Transaction and provided that any such person: (i) is made aware that they are receiving Confidential Information and is subject to a duty of confidentiality with respect to such Confidential Information; or (ii) has otherwise undertaken to observe these confidentiality obligations.

7.3	Each Investor shall remain liable for any breaches by any person listed in Sections 7.2(b), 7.2(c) and 7.2(e) above (as applicable) to whom it (or any such listed person) has disclosed Confidential Information.

7.4	To the extent reasonably practicable and permitted by applicable law, each Investor will notify the other Investors at least twenty four (24) hours before making any disclosure pursuant to Section 7.2(a) above (including, for the avoidance of doubt, any filings with the Securities and Exchange Commission) and shall consider in good faith any comments made by the other Investors to prevent or restrict disclosure, or on the content of the disclosure.

7.5	Except as required by applicable law or regulation, each Investor shall not make any public announcement or media release in respect of the Proposed Transaction without the prior written approval of each of the Majority Investors; except that, following such an announcement or release by the Company, each Investor may make an announcement or release that contains substantially similar information as that of the Company’s prior announcements or releases. As soon as practicable following execution of this Agreement, the Investors and Bidco shall issue a press release in the form approved by each Investor.

8.	SHARING OF INFORMATION

Each Investor agrees to promptly communicate to the other Investors any information it becomes aware of which is material or would reasonably be expected to be material in the context of the Proposed Transaction and the due diligence being conducted in connection therewith, provided that each Investor shall not be required to communicate such information where it is not permitted to disclose such information as a result of any fiduciary or similar duties or any confidentiality obligation owed to any third party that is not an Affiliate.

9.	BID CONDUCT

9.1	Pursuant to the terms of this Agreement, the Investors agree to work together, in good faith, to explore the possibility of submitting an offer to the Target for the Proposed Transaction (the “Joint Bid”).

9.2	The Investors will coordinate regarding the submission of all bid materials, the material components of the timetable and steps required to submit the Joint Bid and the negotiations with the Target and its advisors regarding the Definitive Transaction Documents.

9.3	Each Investor agrees to act reasonably with respect to determining and implementing the Proposed Transaction acquisition structure (the “Transaction Structure”) (including with respect to changes to such Transaction Structure) as may be required to satisfy any legal or regulatory requirements, or as may be necessary to achieve greater tax or other efficiencies for the other Investors. It is the intent of the Investors and a condition to the Proposed Transaction that the Proposed Transaction shall be structured so as to qualify as a tax free/tax deferred transaction with respect to the Rollover Equity. The Majority Investors shall work together in good faith to unanimously agree upon terms of the Definitive Transaction Documents that maintain such tax free/tax deferred status for each Investor party to a Rollover Agreement (including that Investors that must file a gain recognition agreement on IRS Form 8838 to qualify for such tax free treatment will have appropriate notice and veto rights over any transaction or transactions that would reasonably be expected to constitute a “triggering event” with respect to such gain recognition agreement), in each case as is unanimously agreed upon by the Majority Investors. For the avoidance of doubt, (a) the Transaction Structure and terms of the Definitive Transaction Documents shall be finally determined by the unanimous written approval of the Majority Investors pursuant to Section 9.4, and (b) no Majority Investor will have any obligation to approve any Transaction Structure or Definitive Transaction Document that would reasonably be likely to have any adverse tax consequences for itself or for any of its investors.

9.4	Notwithstanding anything to the contrary contained herein (except that, to the extent contemplated by Section 10.4, only ONE’s consent shall be required to (w) raise the price to be paid per Company Common Share, (x) execute any amendments to the Definitive Transaction Documents (as defined below), (y) increase the size of the ONE Commitment and the resulting increase in the Total Commitment, and (z) approve each of the foregoing on behalf of Bidco, in each of the clauses (x), (y) and (z), that solely effectuate an increase in the price to be paid per Company Common Share in accordance with Section 10.4 and do not otherwise implicate the following decisions) the following decisions will require the unanimous written approval of the Majority Investors:

(a)	admission of any other Investor to the Consortium and any related amendments to this Agreement to effectuate such admission;

(b)	the making of any proposals to the Target;

(c)	approval of any preliminary or final Joint Bid, Merger Agreement and ancillary documents (including any equity commitment letters (including the ECLs) or guaranties) to be provided to the Target and/or financing documentation to implement the Proposed Transaction (any of the foregoing, “Definitive Transaction Documents”);

(d)	the final bid price (or any change in the amount or form of consideration offered for the Proposed Transaction), and the Transaction Structure; provided that the Majority Investors shall negotiate in good faith to agree upon a Transaction Structure that qualifies as a tax free/tax deferred transaction for the Rollover Equity and is not reasonably likely to have any adverse tax consequence for any Investor prior to the earlier of (x) 30 days from the date hereof or (y) entry into the Merger Agreement;

(e)	a decision to proceed, or not to proceed, with executing any Definitive Transaction Documents;

(f)	any amendment or waiver of a right or condition precedent under any Definitive Transaction Document;

(g)	incurrence of any costs, fees or expenses on behalf of the Consortium, other than any Consortium Expenses;

(h)	the amounts of each of the ONE Commitment, the Washington Family Holdings Commitment, the DS Commitment (to the extent DS has approved such DS Commitment) and the Total Commitment;

(i)	the maximum price to be paid per Company Common Share pursuant to the Merger Agreement; and

(j)	the entry into definitive agreements with certain members of management of Target with respect to the terms of such management member’s employment, compensation, bonus and incentives, rollover equity and/or equity incentives at and following the Closing (it being acknowledged that existing arrangements will remain in place).

Each Majority Investor shall use good faith efforts to respond to any request for approval under this Section 9.4 within 48 hours after receipt of such request from Bidco or an Investor.

9.5	In the event the Consortium or Bidco enters into any Definitive Transaction Document, each Investor shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to take, or cause to be taken in a reasonably prompt manner, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable in order to enable and permit the Consortium and Bidco to fulfill its obligations under such Definitive Transaction Document; provided that in no event shall any Investor or its Affiliates (excluding Bidco and its subsidiaries) be required to (i) increase the amount of equity commitment under its ECL, or otherwise pay any amounts to Bidco in excess of such amount; or (ii) contribute or pay any amount to or on behalf of Bidco pursuant to this Section 9.5 other than (x) to the extent required by, and consistent with and subject to the terms of, any Stockholder Agreement Documents entered into by such Investor or such Affiliate and (y) out of pocket fees and expenses incurred by such Investor or its Affiliates in otherwise complying with Section 3.2 and this Section 9.5.

9.6	Each of the Investors agrees to use commercially reasonable efforts to ensure that all drafts of and comments on the Definitive Transaction Documents and other material proposals and developments in the bid process are generally shared with and communicated to all Investors simultaneously.

10.	BIDCO TERMS

10.1	From and after the date hereof, each Investor agrees to negotiate in good faith and enter into, prior to or concurrently with the Closing, a stockholders agreement consistent with the terms set forth in Exhibit A and, to the extent necessary, one or more other definitive agreements with respect to such matters as are set forth in Exhibit A, in each case, with such additional or modified terms as the Investors unanimously agree (the “Stockholder Agreement Documents”). In the event that the Stockholder Agreement Documents are not executed and delivered by the Investors prior to or at the Closing, (i) each Investor agrees to continue to negotiate in good faith and enter into such agreements as soon as possible following the Closing, in each case, consistent with the terms set forth in Exhibit A, with such additional or modified terms as the Investors unanimously agree and (ii) until such time as the Stockholder Agreement Documents may be executed and delivered by the Investors and Bidco, each Investor and Bidco agrees that the terms and provisions set forth in Exhibit A shall be binding on, and shall govern with respect to the matters set forth therein and that each of such parties will comply with all of the terms set forth on Exhibit A.

10.2	Any break fees, reverse termination fees or similar fees, expenses, losses or damages payable by a Holding Vehicle, the Consortium or any Investor or its Affiliates in connection with the Proposed Transaction (collectively, an “RTF”) shall be shared between each of the Investors proportionately based on their respective Relevant Percentage; provided that to the extent that any Investor’s failure to fund its equity commitment under its ECL or Rollover Agreement (such Investor, a “Breaching Party”) results in the obligation to pay any RTF, the Breaching Party shall be responsible for and pay and discharge the RTF and all Consortium Expenses and Investor Expenses in full (or contribute to the applicable Holding Vehicle an amount in cash equal to the RTF and all Consortium Expenses and Investor Expenses (the “Breaching Party Payments”) so that the applicable Holding Vehicle can pay and discharge the Breaching Party Payments, in each case, which such Holding Vehicle is responsible for), and each non-Breaching Party shall be entitled to enforce such obligation against the Breaching Party and be reimbursed by such Breaching Party to the extent such non-Breaching Party has funded any portion of the Breaching Party Payments for which the Breaching Party would otherwise be responsible for hereunder; provided that if there is more than one Breaching Party, then, subject to the provisions of Section 13.5, the obligations of the Breaching Parties shall be several and not joint, with each Breaching Party responsible for its pro rata share of the Breaching Party Payments (based on such Breaching Parties’ respective relative Relevant Percentage); provided, further, that if it is finally determined by a court of competent jurisdiction that there are multiple Breaching Parties and the Breaching Party Payments are due to the relative fault of such Breaching Parties in a proportion different than that contemplated by the immediately preceding proviso, then responsibility for such Breaching Party Payments shall be apportioned among such Breaching Parties based on such relative fault.

10.3	In the event that following the execution and delivery of the Merger Agreement, the Target provides Bidco, the Investors or their Affiliates notice pursuant to the Merger Agreement that the Target intends to terminate the Merger Agreement or enter into an agreement with respect to an Alternative Proposal in accordance with the terms of the Merger Agreement (“Alternative Acquisition Agreement”) or that the Board of Directors of the Company (the “Company Board”) or a Special Committee thereof (the “Special Committee”) intends to change its recommendation to the shareholders of the Company to approve and adopt the Merger Agreement and the transactions contemplated thereby (a “Change of Recommendation”), then: (i) the Investors shall promptly and in good faith discuss whether to make adjustments in (A) the terms and conditions of the Merger Agreement and/or (B) the price to be paid per Company Common Share and any related changes to the ECLs as would permit the Company and the Company Board or the Special Committee not to (x) effect a Change of Recommendation or (y) allow the Target to enter into any Alternative Acquisition Agreement with respect to such Alternative Proposal and (ii) to the extent that ONE desires to, the Investors shall cause Bidco to promptly and in good faith discuss and negotiate with the Company and its Representatives to make such adjustments.

10.4	In connection therewith, if, during or after such discussions and negotiations between and among the Investors and the Company, ONE informs the other Investors in writing that (A) ONE desires to make such adjustments as described in Section 10.3(i) (a “Revised Proposal”) (subject, in the case of adjustments pursuant to Section 10.3(i)(A) (other than those that solely relate to the price to be paid per Company Common Share), which shall require the consent of the Majority Investors pursuant to the provisions of Section 9.4, without reference to the exceptions in the lead in language to Section 9.4 (which exceptions shall only apply in respect of the actions set forth therein specifically related to an increase in the price to be paid per Company Common Share)), (B) ONE has, or has arranged, the necessary incremental equity financing to do so (including proposed amendments to the ONE ECL) (it being understood that the other Investors shall not be obligated to commit additional equity financing in connection therewith), and (C) the valuation of the Rollover Equity for purposes of the contribution of such Rollover Equity to Bidco for Bidco Common Shares is equal to the purchase price to be paid per share of Company Common Stock in such Revised Proposal, then Bidco and the Investors shall submit the Revised Proposal to the Company on such terms and, to the extent such Revised Proposal is accepted by the Company, enter into all necessary agreements to effect such Revised Proposal and the transactions contemplated thereby. In connection with any Revised Proposal, each of the other Investors may, but shall not be required to, increase its equity commitment in its ECL to maintain its Relevant Percentage and DS shall, to the extent he does not agree to the Revised Proposal, have the right to terminate the DS ECL. Each Investor acknowledges and agrees that (i) to the extent that any Investor does not increase its equity commitment in its ECL in connection with a Revised Proposal, and one or more of the other Investors do increase their equity commitments in their respective ECLs, then such non-increasing Investor’s Relevant Percentage will be diluted accordingly and (ii) all Bidco Common Shares acquired pursuant to all ECLs shall be acquired at a price per share equal to the price paid per share of the Company Common Stock in the Revised Proposal (and the valuation of the Rollover Equity for purposes of the contribution of such Rollover Equity to Bidco for Bidco Common Shares shall be deemed to equal the purchase price to be paid per share of Company Common Stock in such Revised Proposal).

10.5	The Investors (other than ONE) shall not enter into any agreement that prevents them, prior to termination of the Merger Agreement, from (i) entering into or conducting discussions or negotiations with ONE, (ii) modifying or changing their agreements, arrangements or understandings with Bidco and/or ONE or (iii) participating in any proposal to modify the terms of the Merger Agreement or agreeing to any such modification.

10.6	Any Termination Fee (as defined in the draft Merger Agreement, dated as of July 29, 2022, the “Draft Merger Agreement,” as such term may be amended, replaced or otherwise modified in any executed Merger Agreement) or similar payments received by any Holding Vehicle or any Investor in connection with the Proposed Transaction pursuant to Section 11.04(b) of the Draft Merger Agreement (as such provision may be amended, replaced, moved or otherwise modified, and giving effect to the same economic and legal substance thereto as provided in the Draft Merger Agreement), will be paid to ONE, unless otherwise agreed to in writing by ONE. Any expense reimbursement received by any Holding Vehicle or any Investor in connection with the Proposed Transaction pursuant to Section 11.04(a) of the Draft Merger Agreement (as such provision may be amended, replaced, moved or otherwise modified, and giving effect to the same economic and legal substance thereto as provided in the Draft Merger Agreement) shall be used first to pay any Consortium Expenses, and thereafter to reimburse any Investor, on a pro rata basis based on their respective Relevant Percentage, for any Consortium Expenses or Investor Expenses they have paid or owe.

10.7	Concurrently with the execution of a Merger Agreement, each of FF, Washington Family Holdings and DS will enter into a customary voting and support agreement with Bidco and ONE which shall be in effect until the earlier of the termination of the Merger Agreement or Closing.

10.8	In addition to any other stockholder approvals that may be required in connection with the Proposed Transaction, the consummation of the Proposed Transaction shall be conditioned on the approval of the holders of a majority of the Company Common Shares not held by the Investors.

11.	LIMITATION OF LIABILITY

11.1	The rights, obligations and liabilities of each of the Investors under this Agreement are assumed severally and not jointly or jointly and severally by each of them.

11.2	The Investors acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach of this Agreement and any Investor who is not in breach shall be entitled without proof of special damage to seek injunctive relief and other equitable remedies (including specific performance) and the Investor in breach will not oppose in such circumstances the granting of injunctive or equitable remedy in favor of the non-breaching Investor(s).

11.3	Nothing in this Agreement shall constitute an obligation on any Investor to make an investment in any of the Holding Vehicles or to participate in the Proposed Transaction except as agreed herein and in the ECLs and Rollover Agreements, subject to the terms and conditions herein and therein.

11.4	In no event shall any Investor, its Affiliates or Representatives be liable under this Agreement to the Consortium, any other Investor or any other third party for consequential, indirect, incidental, special, exemplary or punitive damages, or lost profits or diminution in value arising out of, relating to, or in connection with any breach of this Agreement, except to the extent such damages (except for any special, exemplary or punitive damages) were reasonably foreseeable as a result of such breach.

12.	TERMINATION

12.1	This Agreement shall apply until, and shall terminate automatically upon, the earliest to occur of the following events:

(a)	the Target stated in writing prior to entering into a Merger Agreement that it will not proceed with the Proposed Transaction and, in the unanimous opinion of the Investors, there being no reasonable prospect of the Proposed Transaction (or substantially similar transaction) being recommenced within three (3) months of such decision;

(b)	a Merger Agreement has not been fully executed and delivered by a Holding Vehicle and its applicable Affiliates, on the one hand, and the Target or an applicable Affiliate thereof, on the other hand, within three (3) months (or such other period as may be agreed in writing among the Investors) from the date of this Agreement (the “Outside Date”);

(c)	the Merger Agreement is terminated in accordance with its terms;

(d)	the date upon which (i) ONE delivers written notice that it is terminating the ONE ECL in accordance with the terms thereof or (ii) any Investor delivers written notice prior to the earlier of (x) 30 days from the date hereof and (y) entry into the Merger Agreement that it has determined, on the advice of its outside tax advisors, that it is not feasible to structure the Proposed Transaction so as to qualify for tax free or tax deferred treatment with respect to the Rollover Equity or so as to otherwise avoid material adverse tax consequences to that Investor;

(e)	the occurrence of the Closing; or

(f)	the Majority Investors unanimously agree in writing to terminate this Agreement;

(the “Termination Date”).

12.2	If this Agreement is terminated in accordance with this Section 12, then the Surviving Provisions will survive such termination; provided, however, that if this Agreement is terminated pursuant to Section 12.1(e), only the last sentence of Section 2.2 and the terms of Section 3, Section 7, Section 10.1, Section 11 and this Section 12.2 (and any related definitions) shall survive in accordance with the terms of such Sections until fully performed. The termination of this Agreement shall not prejudice any rights, liabilities or obligations that have accrued prior to such termination. Following termination of this Agreement, no Investor, the Consortium or Bidco shall incur any further Investor Expenses or Consortium Expenses that any other Investor would be required to contribute to or reimburse.

13.	OTHER TERMS

13.1	Capacity. Each Investor represents and warrants to each other Investor that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement, that the obligations expressed to be assumed by it under this Agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and the performance of each such obligation will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is party or by which it is bound.

13.2	Governing law. This Agreement and all claims hereunder shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply. EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CLAIM HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR CLAIM HEREUNDER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.3	Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware (or if such court declines to exercise such jurisdiction in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware) over all claims hereunder and the parties hereto hereby irrevocably agree that all claims hereunder shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties hereto agree that a final judgment with respect to any such claim hereunder shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any legal proceeding by the delivery of a copy thereof (other than by e-mail) in accordance with the provisions of Section 13.13.

13.4	No Partnership. Nothing in this Agreement shall be construed as constituting a general partnership or authorizing any Investor to act as an agent of any other Investor with power to bind such party.

13.5	No Recourse. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the Investors, and then only with respect to the specific obligations set forth herein with respect to such Investor. No past, present, or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney, or other Representative of any Investor or of any Affiliate of any Investor, or any of their successors or permitted assigns, shall have any liability (whether in contract, tort, equity or otherwise) for any obligations or liabilities of any party under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby. Without otherwise affecting the foregoing provisions, the entities that constitute Washington Family Holdings agree that they shall be jointly and severally liable for their obligations under this Agreement (but for avoidance of doubt, only the Washington Family Holdings entity or entities that provide the Washington Family Holdings ECL shall be liable for such obligations).

13.6	Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any Investor as a result of any breach or default by any other Investor under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later, nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such waiver.

13.7	Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a party to this Agreement.

13.8	Assignment. No rights or obligations under this Agreement may be assigned or transferred by an Investor without the prior unanimous written consent of the Investors; provided any of the rights or obligations of FF may be assigned to another Affiliate of Fairfax Financial Holdings Limited; provided that (i) such assignee agrees in writing to be bound by this Agreement as “FF” to the same extent applicable to the assignor and (ii) no such assignment shall release the assignor of its obligations hereunder.

13.9	Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction: (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, in each case shall not be affected or impaired in any way.

13.10	Waiver. A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Investor and then only in the instance and for the purpose for which it is given.

13.11	Amendment. This Agreement may be amended only by a document signed by each of the Investors.

13.12	Counterparts. This Agreement may be signed in counterparts, each of which shall constitute one and the same document.

13.13	Notices. All notices, requests, instruction, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	If to FF, to:

Hamblin Watsa Investment Counsel Ltd.

95 Wellington Street West, Suite 802

Toronto, Ontario, Canada M5J 2N7

Attention:	General Counsel
Email:	GeneralCounsel@fairfax.ca

with a copy to (which shall not constitute notice):

Torys LLP

114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention:	Michael Horwitz
Email:	mhorwitz@torys.com

(b)	If to Washington Family Holdings, to:

Washington Corporations
P.O. Box 16630
101 International Way
Missoula, MT 59808

Attention:	Jerry Lemon
Email:	jlemon@washcorp.com

with a copy to (which shall not constitute notice):

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attention:	Stephan Coonrod and Christopher H. Cunningham
Email:	stephan.coonrod@klgates.com and chris.cunningham@klgates.com

(c)	If to ONE, to:

Ocean Network Express Pte. Ltd.

7 Straits View,

#16-01 Marina One East Tower,

Singapore 018936

Attention:	Corporate Strategy & Sustainability
Email:	ghq.css.01@one-line.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Christopher G. Cross; James C. Gorton; David Kurzweil
Email:	Christopher.Cross@lw.com; James.Gorton@lw.com; David.Kurzweil@lw.com

(d)	If to DS, to:

David L Sokol

2400 Del Lago Drive

Fort Lauderdale, FL 33316

Attention:	David L. Sokol
Email:	sokol@tetcap.com

with a copy to (which shall not constitute notice):

Honigman LLP

2290 First National Building

600 Woodward Avenue

Detroit, MI 48226

Attention:	Tracy Larsen; Jeff Kuras; Barbara Kaye
Email:	tlarsen@honigman.com; jkuras@honigman.com; bkaye@honigman.com or to such other address or addresses as the Parties may from time to time designate in writing.

13.14	Entire Agreement. This Agreement (together with ECLs, the Rollover Agreements and the Stockholder Agreement Documents) contains the entire agreement among the Investors with respect to the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, discussions, negotiations, correspondence, communication, understandings, promises and representations, whether written or oral, among the Investors with respect to the subject matter hereof. Furthermore, the Investors each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Investors specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date first above written.

Schedule 1

Rollover Equity

Investor	Number of Company Common Shares
FF	131,759,155 (125,759,155 Company Common Shares held by FF and 6,000,000 Company Common Shares underlying the FF Warrants)
Washington Family Holdings	63,583,731 (49,576,493 held by Deep Water Holdings, LLC, 5,390,233 held by The Kyle Roy Washington 2014 Trust, 1,795,034 held by Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, and 6,821,971 held by The Kevin Lee Washington 2014 Trust)
DS	7,000,000
TOTAL

Schedule 2

Stockholders and Warrantholders Controlled by Fairfax Financial Holdings Limited

Allied World Assurance Company (Europe) dac

Allied World Assurance Company (U.S.) Inc.

Allied World Assurance Company, AG

Allied World Assurance Company, Ltd

Allied World Insurance Company

Allied World National Assurance Company

Allied World Specialty Insurance Company

Allied World Surplus Lines Insurance Company

Brit Reinsurance (Bermuda) Limited

Brit Syndicates Limited

Brit UW Limited

Fairfax (Barbados) International Corp.

Fairfax Financial Holdings Limited

Greystone Insurance Company

Hilltop Specialty Insurance Company

Hudson Excess Insurance Company

Hudson Insurance Company

HWIC Global Equity Fund

Newline Corporate Name Limited

Odyssey Group Holdings, Inc.

Odyssey Reinsurance Company

RiverStone Corporate Capital Limited

RiverStone Insurance (UK) Limited

The North River Insurance Company

The Second 810 Holdco Ltd.

The Sixty Three Foundation

TIG Insurance (Barbados) Limited

TIG Insurance Company

Trustees of Newline Syndicate 1218

United States Fire Insurance Company

Wentworth Insurance Company Ltd.

Zenith Insurance Company

Exhibit A

Stockholder Agreement Term Sheet

[attached]